Exhibit 10.17

THIRD AMENDMENT

OF

UNITEDHEALTH GROUP

DIRECTORS’ COMPENSATION DEFERRAL PLAN

(2002 Statement)

WHEREAS, UNITEDHEALTH GROUP INCORPORATED, a Minnesota corporation (“UnitedHealth Group”), has heretofore established and maintains a nonqualified, unfunded, deferred compensation plan (the “Plan”) for the benefit of certain members of its Board of Directors; and

WHEREAS, Said Plan is currently embodied in a document adopted on October 30, 2001, and entitled “UNITEDHEALTH GROUP DIRECTORS’ COMPENSATION DEFERRAL PLAN (2002 Statement)” and as amended by a First Amendment adopted on March 8, 2004 and by a Second Amendment adopted on October 31, 2006 (hereinafter collectively referred to as the “Plan Statement); and

WHEREAS, Pursuant to Section 10.1 of the Plan Statement, the Compensation and Human Resources Committee of the Board of Directors of UnitedHealth Group (the “Compensation Committee”) has the general power to amend the Plan Statement by a written instrument executed by UnitedHealth Group; and

WHEREAS, UnitedHealth Group desires to amend the Plan Statement to provide for the following: (i) to bring the Plan into compliance with the requirements of final regulations under section 409A of the Internal Revenue Code that were issued earlier this year, and (ii) to make other clarifying or administrative changes.

NOW, THEREFORE, The Plan Statement is hereby amended in the following respects:

1. TERMINATION OF DIRECTORSHIP. Effective for Plan Years beginning on or after January 1, 2008, Section 1.2.13 of the Plan Statement shall be amended to read in full as follows:

1.2.13. Termination of Directorship — a complete severance of a Participant’s membership on the Board of Directors of UnitedHealth Group for any reason other than the Participant’s death. Whether a Termination of Directorship has occurred is determined under section 409A of the Code and section 1.409A-1(h) of the regulations (i.e., whether the expiration of the director’s term or his or her resignation or removal from the Board constitutes a good-faith and complete termination of the Director’s relationship with UnitedHealth Group).

2. DISTRIBUTION TO SPECIFIED EMPLOYEE. Effective for Plan Years beginning on or after January 1, 2008, Section 8.1.3 of the Plan Statement shall be amended to read in full as follows:

8.1.3. Distribution to Specified Employees. Notwithstanding any other provision of the Plan Statement, in the event that a Participant in the Plan is determined to be a

“specified employee” (as that term is defined under section 409A of the Code), any distribution to the Participant on account of the Participant’s Termination of Directorship shall be delayed by at least six (6) months to comply with the requirements of section 409A of the Code.

3. TREATMENT OF INSTALLMENT PAYMENTS. Effective for Plan Years beginning on or after January 1, 2008, Section 8.2(b) of the Plan Statement shall be amended by adding the following sentence after the first sentence of Section

8.2(b):

If a Participant elects to receive payment in the form of installments, then pursuant to section 409A of the Code and regulations issued thereunder (and for purposes of the re-election provisions in Section 8.4.4), the series of installment payments shall be treated as the entitlement to a single payment (rather than a series of separate payments).

4. TREATMENT OF INSTALLMENT PAYMENTS. Effective for Plan Years beginning on or after January 1, 2008, Section 8.4.4(b) of the Plan Statement shall be amended to read in full as follows:

(b)	For Post 2003-Accounts. Each subsequent distribution election filed with respect to the Participant’s Post-2003 Account shall supersede all prior distribution elections filed with respect to such specified portion of the Participant’s Post-2003 Account and shall be effective as to the specified portion of the Participant’s Post-2003 Account. If, however, the subsequent distribution election does not have the effect of delaying payment of the lump sum (or, in the case of installments treated as a single payment, the first installment) under the prior election for at least five (5) years, such distribution election shall be disregarded as if it had never been filed (and the prior effective distribution election shall be given effect).

5. CLARIFICATION REGARDING DELAYING PRE-SELECTED IN-SERVICE DISTRIBUTION. Effective for Plan Years beginning on or after January 1, 2008, Section 8.4.4(c)(iv) of the Plan Statement shall be amended to read in full as follows:

(iv)	if the new distribution election is filed with respect to the Participant’s Post-2003 Account, such election shall not take effect until at least twelve (12) months after the date it is filed with the Committee.

6. IN-SERVICE DISTRIBUTIONS FROM POST-2003 ACCOUNTS. Effective for Plan Years beginning on or after January 1, 2008, Section 8.9.2(f) of the Plan Statement shall be amended to read in full as follows:

(f)	Through a voice response system (or other written or electronic means) approved by the Committee, the Participant may elect to postpone any pre-selected in-service distribution date for at least five (5) years. A pre-selected in-service distribution may be postponed only once. The Participant must file the election with the Committee at least twelve (12) months before the original scheduled date of distribution. Such election shall not take effect until at least twelve (12) months after the date it is filed with the Committee.

7. IN-SERVICE DISTRIBUTION FOR UNFORESEEABLE EMERGENCY. Effective for Plan Years beginning on or after January 1, 2008, Section 8.9.4 of the Plan Statement shall be amended to read in full as follows:

8.9.4. In-Service Distribution for Unforeseeable Emergency. A Participant who has incurred an unforeseeable emergency may request an in-service distribution from the Participant’s Account if the Committee determines that such distribution is for one of the purposes described in (b) below and the conditions in (b) below have been satisfied.

(a)	Election. A Participant may elect in writing to receive distribution of all or part of the Participant’s Account prior to a Termination of Directorship to alleviate an unforeseeable emergency (as defined in (b) below). A Beneficiary of a deceased Participant may also request an early distribution for an unforeseeable emergency.

(b)	Unforeseeable Emergency Defined. For purposes of this Section, an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from:

(i)	a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code),

(ii)	the loss of the Participant’s property due to casualty, or

(iii)	other similar extraordinary and unforeseeable emergency circumstances arising as a result of events beyond the control of the Participant.

Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances. If a severe financial hardship is or may be relieved either (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or (iii) by cessation of deferrals under this Plan (at the earliest possible date otherwise permitted under this Plan) or any 401(k) plan, then the hardship shall not constitute an unforeseeable emergency for purposes of this Plan. If a Beneficiary of a deceased Participant requests an early distribution for an unforeseeable emergency, then the references in this definition to “Participant” shall be deemed to be references to such Beneficiary.

(c)	Distribution Amount. The amount of such distribution is limited to the amount reasonably necessary to satisfy the unforeseeable emergency. The amount of such distribution shall be determined as soon as administratively feasible following the receipt and approval of the request by the Committee or its designee and shall be actually paid as soon as practicable after such approval.

(d)	Suspension Rule. If a Participant receives a distribution due to Financial Hardship, the Participant’s deferrals under Section 3 will cease as soon as administratively practicable following the date such distribution is made. The Participant may not again elect to defer compensation under this Plan until the enrollment period for the Plan Year that begins at least six (6) months after such distribution.

8. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.